U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDED REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HouseHold Direct.com, Inc.

(Name of small business issuer in its charter)

Delaware 9995 51-0388634

(State or jurisdiction (Primary Standard (I.R.S. Employer

of incorporation or Industrial Identification No.)

organization) Classification Code)

900 Main Street South

Southbury, CT 06488

(203) 267-1400

(Address and telephone number of principal executive offices)

Delaware Intercorp, Inc.

Alan R. Coffey

201 North DuPont Parkway

New Castle, DE 19720

(302) 324-1817/888-324-1817

(Name, address and telephone numbers of agent for service)

Approximate date of commencement of proposed sale to the public: January 2, 2001

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each......Dollar..............................Proposed........................Proposed

class of..............Amount............................maximum......................maximum...........Amount of

securities...........to be.................................offering.........................aggregate............registration to be..................registered..........................price.............................offering...............fee

registered....................................................per unit price

--------------.......-------------------................--------------------...........----------------......---------------

Common...........1,803,000..........................$0.151...........................$270,450.............$71.40

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price per share for the common stock as quoted on the OTC Bulletin Board on December 8, 2000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statements filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prior to this registration, there has been no public market for the shares of Common Stock other than trading on the Over-the Counter Bulletin Board under symbol BYIT. See RISK FACTORS and DESCRIPTION OF SECURITIES. There can be no assurances that an active trading market will continue in the future. Additionally, the Company is still required to maintain certain minimum criteria, of which there can be no assurance (See RISK FACTORS).

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE DILUTION AND RISK FACTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Item in Form SB-2 Prospectus/Proxy Caption

1 Front of Registration Statement and Outside Front Cover Page of Prospectus

2 Inside Front and Outside Back Cover Pages of Prospectus

3 Summary Information and Risk Factors

4 Use of Proceeds

5 Determination of Offering Price

6 Dilution

7 Selling Security Holders

8 Plan of Distribution

9 Legal Proceedings

10 Directors, Executive Officers, Promoters and Control Persons

11 Security Ownership of Certain Beneficial Owners and Management

12 Description of Securities

13 Interest of Named Experts and Counsel

14 Disclosure of Commission Position on Indemnification for Securities Act Liabilities

15 Organization within Last Five Years

16 Description of Business

17 Management's Discussion and Analysis or Plan of Operation

18 Description of Property

19 Certain Relationships and Related Transactions

20 Market for Common Equity and Related Stockholder Matters

21 Executive Compensation

22 Financial Statements

23 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

24 Indemnification of Directors and Officers

25 Other Expenses of Issuance and Distribution

26 Recent Sales of Unregistered Securities

27 Exhibits

28 Undertakings

Item 3. Summary Information and Risk Factors.

Prospectus Summary. The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus/Proxy. Each prospective investor is urged to read this Prospectus/Proxy in its entirety.

Organization

HouseHold Direct.com, Inc. ("HouseHold" or "Company") was originally incorporated as RDI Marketing, Inc., a Florida corporation ("RDI") on January 12, 1992. The corporation historically had no material business operations other than maintaining its status. On July 10, 1998, RDI entered into an Exchange Agreement with Preferred Consumer Network International, Inc., a Delaware corporation ("PCNI"), whereby PCNI became a wholly owned subsidiary of RDI and the former PCNI shareholders, in the aggregate, became the majority shareholders of RDI owning ninety percent (90%) of the issued and outstanding common stock of the Company. RDI changed its exchange symbol to "BYIT" effective July 12, 1999. Contemporaneously with the symbol change the Company was reincorporated in the State of Delaware under its current name, HouseHold Direct.com, Inc.

Risk Factors

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN THE COMPANY. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

Dependence Upon Management. The Company will be dependent upon the personal efforts and ability of the President, Secretary, and Directors. The loss or inability of those individuals to perform any of their respective duties may have a serious adverse effect upon our activities and could significantly delay the achievements of our economic goals. (See MANAGEMENT).

Requirement of Audited Financial Information for Businesses That May Be Acquired.

The Company will be subject to the periodic reporting requirements of the Exchange Act. Current reports will be required each time a reportable event occurs relating to our business affairs. Should the Company contemplate the acquisition of a significant amount of assets of another company or of the other company itself, it will be required to provide the Securities and Exchange Commission with certified financial statements of the company or companies to be acquired. No assurances can be given that such certified financial statements of a contemplated acquisition will be available to the Company. The Company may, therefore, be precluded from making such acquisition or acquisitions if the requisite financial information is unavailable or can only be obtained at excessive cost to the Company.

No Assurance of Continued NASD Listing.

Subsequent to this Offering, there are no assurances that a public trading market shall continue to exist for the Common Stock of HouseHold. There can be no assurances that a public trading market for the Common Stock will be sustained, although we anticipate that it will continue on the OTC BULLETIN BOARD. Consequently, there can be no assurance that a regular trading market, other than OTC trading, for our securities will develop in the future. If a trading market does in fact develop for the securities offered hereby, there can be no assurance that it will be maintained. If for any reason such securities fail to maintain their listing on OTC BB, the listing is not maintained, or a public trading market ceases to exist, holders of such securities may have difficulty in selling their securities should they desire to do so.

Item 4. Use of Proceeds.

Acquisitions 850,000 shares

Working Capital 600,000 shares

Debt Reduction 353,000 shares

---------------------------------------------------------------------------------------------------------

Total 1,803,000 shares

Item 5. Determination of Offering Price.

Offering price is based on the current market value.

Item 6. Dilution.

Not applicable.

Item 7. Selling Security Holders.

Not applicable.

Item 8. Plan of Distribution.

Not applicable.

Item 9. Legal Proceedings.

The Company is not a party to any pending legal proceedings.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

John D. Folger, President and Chief Executive Officer, and Director, age 50. Since February of 1997 as President, CEO and Chairman of the Company, has organized a unique national membership program into a publicly held enterprise. He has developed operational plans, business structures and mandates; created a capital structure that initiated a reverse merger into a public entity through to subsequent private and public offerings. The Company has been successfully led from concept, through development and currently launching operational phase. Mr. Folger has over 25 years experience in conceptual marketing structure as direct employee, consultant and principal. He had a diverse executive management background with substantial credits in the creation and implementation of market expansion strategies for corporate, public and privately held companies. During this period he has: 1) created a master and sub-franchise system for Business Exchange International; 2) developed marketing plans for a wholly owned subsidiary of Bristol-Myers/Drackett and Business Exchange International; 3) developed financing programs for Finlandia Industries; 4) developed multiple office recruiting and operating strategies for Amour Funding/The Investor Group; and, 5) designed, in conjunction with Online Business Associates, The Virtual Visitor Center Internet-based applications. From January 1, 1992 through May of 1993, Mr. Folger served as Vice President of Finlandia Industries; from June of 1993 through December of 1994 as President of MBA Financial Corp; from January of 1995 through January of 1997 as Vice President of Online Business Associates, Inc.

Ann D. Jameson, Vice President, Secretary/Treasurer, and Director, age 58. Jameson's 28 years of experience includes positions with The Hartford Insurance Group and Carvel Corporation. She has developed managerial expertise in key areas of strategy assessment, policy development, project methods, data processing systems development projects, procedures and training, human resources and corporate relations. She developed programs and strategies that addressed employee involvement, innovation and community service as Manager of Community Affairs and Employee Services. Prior to her association with the Company, Jameson's focus was directed toward the development and support of programs and strategies to a client base of corporate/small business levels, healthcare, professional/community organizations, service/recreational agencies, and tourism as Executive Assistant with Laughter Works Seminars, Fair Oaks, CA. Her professional activities include director positions with the National and Connecticut Employee Services and Recreational Associations, as well as special events including New York Medical College, "This Close" for Cancer Research, and the Michael Bolton Foundation.

David H. Beatty, Chief Operating Officer

David Beatty is acting as the interim Chief Operating Officer, and has been charged with managing the realignment of the Executive Management team and all of their reporting relationships. He has also been assigned to the analysis, due diligence and integration of any acquired business interests that will further the business plans of the Company. Mr. Beatty will coordinate the investment banking process, financial controls, as well as the implementation of the strategic planning process. Mr. Beatty gained extensive experience in corporate finance and operations during his nine-year term of employment with Cadbury Schweppes, Inc. He left the Company as Director of Finance and Planning, after completing a divestiture of the Confections Division. In addition, Mr. Beatty was the Vice President of Finance and Planning for Service America Corporation, where he participated in the financial and operational restructuring of the Company. He has provided assistance with several successful private and public business ventures, and has been active in both national and international ventures. Mr. Beatty has been a guest lecturer at Yale University's prestigious Summer International Business Program.

William M. Thompson, Executive Vice President of Marketing

For over thirty years, Mr. Thompson has been creating and implementing broad marketing programs and specific niche market offers to drive these efforts with several of America's most recognized companies: IBM, M&M/Mars, Chrysler/Plymouth, Home Shopping Network, Olympus Camera Company, Kyocera-Yashica, YellowOnline.com; and, DDB Needham Worldwide. He was a contributor in achieving the market position of the Plymouth Prowler in 1994. Thompson wrote Inside Infomercials, the industry's best selling book on the subject. He has been a featured guest on ABC's 20/20, Sally Jessy Raphael, and The McLaughlin Report. He is a frequent invited lecturer on marketing at colleges and universities on both coasts. He has created, produced, disseminated, implemented and managed hundreds of national and international marketing programs for a wide range of products and services using his unique formula of innovative marketing strategies.

Both Mr. Folger, as an officer, and Ms. Jameson, as an employee, are currently involved in the completion of the winding up of Preferred Consumer Network International, Inc. ("PCNI"). PCNI acquired the operating assets of an earlier business known as United Buyers Service of Massachusetts and Connecticut, which was engaged in the sale of memberships in and the operation of a consumer wholesale buyers club. As a result of the failure of these businesses, certain wholesale taxes were left unpaid. The International Revenue Service ("IRS") has instituted collection of the payroll taxes and placed liens on certain real property of Mr. Folger and Ms. Jameson. Both parties are currently attempting to obtain and complete a settlement of the IRS claims.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is attached as an Exhibit hereto and incorporated herein by this reference.

Item 12. Description of Securities.

COMMON STOCK

The Company's Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock of $.001 par value. Each record holder of Common Stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of the Company's Common Stock are issued, the relative interest of then existing stockholders may be diluted.

SHAREHOLDERS

Each shareholder has sole investment power and sole voting power over the shares owned by such shareholder.

Item 13. Interest of Named Experts and Counsel.

No expert or counsel who was hired on a contingent basis, will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee, of the Company.

Item 14. Disclosure of Commission Position on Indemnification for Securities Liabilities.

As permitted by Delaware Statutes, the Company may indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities origins under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 15. Organization Within Last Five Years.

See Certain Relationships and Related Transactions, Item 16, below.

Item 16. Description of Business.

Business Development. The Company was originally incorporated on January 2, 1992 in Florida as RDI Marketing, Inc. ("RDI"). Between 1992 and 1998, the Company was essentially dormant with no significant business activities. On July 10, 1998, the Company exchanged 10,000,000 shares of its common stock for all of the outstanding shares of Preferred Consumer Network International, Inc. ("PCNI"). On May 14, 1999, RDI entered into an acquisition agreement whereby RDI agreed to acquire all of the issued and outstanding capital stock of Thunderstick, Inc. ("Thunderstick") in exchange for 1,000,000 shares of common stock. On July 12, 1999, RDI changed its corporate domicile from Florida to Delaware and its name to HouseHold Direct.com, Inc. by merging into the Company's wholly owned Delaware subsidiary. On or about September 14, 1999, the Company entered into an acquisition agreement with Megappliance, Inc. ("Mega") pursuant to which the Company agreed to acquire a website (including software, technology and related commercial relationships) in exchange for shares of the Company's common stock. On March 9, 2000, the Company executed an Agreement and Plan of Merger with Cross Check Corp, a Colorado corporation ("Cross") and a Letter Agreement with the shareholders of Cross. Pursuant to such agreements, the Company merged Cross (which had no business operations but was registered, and fully reporting, under the Exchange Act) into the Company so that the Company could achieve "successor issuer" status under the Exchange Act. In connection with such merger which was consummated on March 20, 2000, the Company paid $150,000 in cash and issued 100,000 shares of common stock of the Company to the former shareholders of Cross.

Business of Issuer. The Company is a membership-based sales organization that offers manufacturer-direct pricing to consumers when they pay an initial fee to become members. The primary advantage of membership is that these prices do not have a traditional retail mark-up, thereby offering net savings to the consumer. Because the Company does not charge a mark-up it relies on a recurring membership fee, which is normally about $9.95 per member/per month or an annual fee. The Company also charges a handling or transaction fee, of 10% or less, on products purchased through the system.

The Shopping Platform.

The Company expects to provide a "brick and click" shopping platform, defined as access to physical customer service and product purchase centers combined with the use of the Internet and/or telephone and fax. This platform offers benefits to Company members, as well as manufacturers and distributors.

The platform consists of physical locations, Internet/Intranet product cataloguing, and integrated customer service and a custom designed in-home delivery system. It is driven by special pricing for consumers who are paid members, or subscribers, to the services of the Company. The platform embraces the manufacturer-direct "cost plus" pricing system, completely integrated customer service at all customer touch points, internal purchasing, distribution, shipping and receiving, and a "last mile" in-home delivery capability.

The shopping platform also helps to support the existing distributor and manufacturers' practices while offering improvements to the speed and efficiency of the changing market realities. The Company expects to provide support for both the business-to-business (B2B) and business-to-consumer (B2C) initiatives.

The Consumer.

Consumers pay a membership fee on either a monthly or annual basis. The fee allows HouseHold Direct to offer direct access to this discounting system, which eliminates the traditional retail mark-up on the purchases of brand name products.

The Company provides its members access to these goods and services directly from their homes using their existing level of technology. The shopping platform access offers marketing opportunities for the Company under its own specific brand while allowing and supporting affinity, co-branding and partnering capabilities. Rather than relying on a merchandise discounting model, the Company's plan is focused on providing its customers with previously inaccessible wholesale and distributor direct pricing, thereby giving members the power to either purchase their goods through the Company or to become truly informed shoppers in the traditional shopping arenas.

The Building of the Company.

The Company expects to be successful in acquiring a membership base receiving revenues from essentially three sources: i) an initial application/membership fee of; ii) monthly or annual participation fees; and iii) a service fee on the merchandise purchases made by members through the Company.

The Company is currently concentrating on building membership. The primary methods the Company is either currently employing or intends to employ are: i) acquisitions; ii) marketing and selling memberships through the Internet; iii) direct mail and telemarketing solicitation; and iv) the potential use of franchising and joint ventures to expand the geographical reach of the Company both domestically and internationally.

The Company intends to acquire a number of buyers clubs in different cities across the United States. It is from this group the Company will seek to locate acquisition candidates. The Company has entered into a Service Agreement with Personal Consumer Services, Inc. ("PCS"), a single unit-buying club in Atlanta, Georgia. The Company is currently reviewing potential acquisitions, but has not entered into any agreements or engaged any third party service bureaus in any material negotiations with any specific targets.

HouseHold Direct expects to carve a niche within this market by offering its members a combination of both required and desirable services. The Company has organized an approach to capitalize on the complacencies and inefficiencies of its competition, and expects to achieve its 5 year projected profitability on revenues by delivering valuable member benefits and by reducing the friction and expense of inventory and warehouse burdens.

The Company expects to achieve profitability within the year 2001, partially by the consolidation of existing lucrative business entities and primarily by new member enrollment revenues. The Company offers two competitive advantages: ongoing residual membership revenues that provide cash flow with reduced marketing costs typically needed to generate new customers, and, a unique shopping platform that slashes prices on well known household product purchases without increasing the Company's overhead.

The Executive Management team includes professionals who have been responsible for acquisitions and divestitures; revenues using direct marketing programs, franchise and other market expansion vehicles; and the administrative and procedural support requirements from one of America's leading insurance companies. Technology applications and systems development skills ranging from sophisticated military projects through national and international Web based applications support is represented within the team. Fortune 500 credentials, coupled with entrepreneurial success, characterize a team that thrives on the fast pace of acquisition, consolidation of operations and the roll-up strategies that are necessary to accelerate revenue growth and profitability.

AHBC Acquisition

HouseHold Direct.com, Inc. (the "Company") has agreed to acquire the stock of America's Hometown Brand Center, Inc. ("AHBC") of Stillwater, OK for a combination of cash and stock.

AHBC is a product distribution company that currently services smaller retail stores within the continental United States. The management team of AHBC will be retained by HouseHold Direct to continue to provide corporate purchasing and fulfillment services. The management team of AHBC has extensive experience in their field, gained during their former employment with the catalog division of Sears and Roebuck Stores. HouseHold Direct intends to continue to expand the sales of AHBC by offering distribution services to more retailers and other third party membership clubs. The Company also intends to computerize many of the purchasing systems of AHBC to add operational efficiencies to support an increase in sales volumes.

HouseHold expects that there are significant opportunities for marketing its "cost plus" business format through the Company's Web Site, with potential members in countries outside of the United States. Consumers in selected foreign markets would be able to purchase goods that are unavailable or unique to their local market and at a price lower than comparable local goods. HouseHold intends to comply with all export laws and regulations and believes that such compliance will not have a material impact on it business.

The Company currently has eleven (11) full time employees.

Reports to Security Holders The Company is not required to deliver an annual report to security holders, but will voluntarily make available an annual report including audited financials on Form 10-K or Form 10-KSB. The Company is currently a fully reporting company and is required to file reports with the SEC pursuant to the Exchange Act.

Reports to Security Holders. Form 8-K and 8-K/A

Ticker: BYIT E - Exchange: Over the Counter Includes OTC and OTCBB

Ticker: BYIT - Exchange: Over the Counter Includes OTC and OTCBB

Total Number of SEC Filings - 11

SIC Code: 9995

Form 8-K - Current Report (Date Filed: 12/5/2000)

Form 10QSB - Quarterly Report (Date Filed: 11/13/2000)

Form 10QSB/A - Amended Quarterly Report (Date Filed: 10/19/2000)

Form 8-K/A - Amended Current Report (Date Filed: 10/17/2000)

Form 8-K - Current Report (Date Filed: 10/13/2000)

Form 10QSB - Quarterly Report (Date Filed: 9/28/2000)

Form NT 10-Q - Notification of Late Filing (Date Filed: 8/15/2000)

Form 10QSB - Quarterly Report (Date Filed: 7/25/2000)

Form 8-K/A - Amended Current Report (Date Filed: 6/28/2000)

Form 8-K - Current Report (Date Filed: 3/22/2000)

Form 10SB12G - Registration Statement (Date Filed: 12/27/1999)

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Item 17. Management's Discussion and Analysis or Plan of Operation.

The Company has been a development stage company until its transition to an operating company during the fourth quarter of 2000. Consequently as the Company has no prior period operating results to compare, the Company believes that a discussion of its results of operations is not material.

Item 18. Description of Property.

The Company's executive offices are located at 900 Main Street South, Southbury, CT 06488 and the term of the Lease is three (3) years having commenced on April 1, 1999.

The company currently does not do any investments in real estate or have any interests in real estate. The Company currently does not invest in real estate mortgages. The company currently does not invest in Securities of or interests in persons primarily engaged in real estate activities.

Item 19. Certain Relationships and Related Transactions.

Various relationships, agreements and transactions are in the negotiation phase, but are not currently covered by a signed Letter of Intent.

Item 20. Market for Common Equity and Related Stockholder Matters.

Market for Stock.

Registrant's common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol BYIT. Following is a chart of the high and low sales price for each quarter during the past two fiscal years. The quotations listed reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Period High Low

Year ended December 31, 1998 0.770 0.094

June 30, 1999 0.560 0.350

September 30, 1999 0.460 0.150

Year ended December 31, 1999 1.563 0.090

March 31, 2000 1.875 0.625

June 30, 2000 1.156 0.313

September 30, 2000 0.520 0.260

Holders.

As of September 29 2000, the company had approximately 4,700 shareholders of record of its common stock.

Dividends.

As of the filing of this registration statement, registrant has not paid any dividends to its shareholders. There are no restrictions which would limit the ability of the Company to pay dividends on common equity or that are likely to do so in the future.

Item 21. Executive Compensation.

J. Folger - President and Chief Executive Officer, Director

Warrant A - 1,300,000 shares

Employment Agreement Salary - $75,000

Performance Bonus - 75%

Warrant B - 500,000 shares

A. Jameson - Vice President and Secretary/Treasurer, Director

Warrant A - 500,000 shares

Employment Agreement Salary - $75,000

Performance Bonus - 75%

Warrant B - 500,000 shares

D. Beatty - Chief Operating Officer

Employment Agreement Salary - $90,000

Performance Bonus - 35%

Option Plan - 1,000,000 shares vested over a four-year period

W. Thompson - Executive Vice President of Marketing

Employment Agreement - $120,000

Performance Bonus - 35%

Option Plan - 500,000 shares vested over a four-year period

A. Werner - Chief Technology Officer

Employment Agreement Salary - $120,000

Performance Bonus - 25%

Item 22. Financial Statements.

The following consolidated financial statements of the Company and Subsidiary including any affiliates and reflecting its merger with Cross Check Corp. are filed herewith.

Report of Independent Certified Public Accountants

Consolidated Balance Sheets as of December 31, 1999 and 1998 and including as of March 31, 2000 (unaudited)

Consolidated Statements of Operations for each of the two period ended December 31, 1999 and for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (unaudited)

Consolidated statements of Changes in Shareholders Deficit for each of the two periods ended December 31, 1999 and for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (unaudited)

Consolidated Statements of Cash Flow for each of the two periods ended December 31, 1999 and for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 (unaudited).

Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

Prior to the completion of the Company's initial audit, the Company's independent accountants, King Griffin and Adamson, P.C., resigned effective April 17, 2000. The Company engaged Wallace Sanders Company, 8131 LBJ Freeway, Suite 875, Dallas, Texas 75251, to complete the audit upon resolution of its Board of Directors on April 24, 2000. On September 11, 2000, Wallace Sanders & Company resigned as auditor. The company subsequently retained the services of Bloom & Company. See below for further details.

As this was the Company's first audit, there has been no prior adverse opinion, disclaimer of opinion, modification or qualification by the Company's former independent accountants. While the Company knows of no specific reason or difference of opinion why its former accountants resigned, to issuer's knowledge there were no disagreements as to the Company's audit report as there had been no draft report given to issuer for review.

As a result of said resignation there has not been any change in the scope of the audit nor has the Company's new accountants initiated any investigation or inquiry.

On September 11, 2000, the Company was notified that Wallace Sanders & Company had merged with McGladrey & Pullen, LLP, and that Wallace Sanders & Company would no longer be the auditor for the Registrant. On September 21, 2000, the Company appointed the accounting firm of Bloom & Company ("Bloom & Company"), as the Company's new outside auditors, subject to shareholder ratification of such appointment on the Company's next annual meeting or, if called prior thereto, special shareholders' meeting. Due to the Company's increased financing and development activities, as well as the Company's expected future operations, the Board had determined that the Company's requirements would be better served by auditors who are situated in close proximity to the Company's management office and, based on a review of several accounting firms, selected Bloom & Company, which has public company and auditing experience.

The auditors' report from Wallace Sanders & Company for the Registrant's past two fiscal years were unqualified however the opinions contained an explanatory paragraph expressing uncertainty regarding the continuation of the Company as a going concern.

During the Registrant's two most recent fiscal years and the subsequent interim period preceding the change, there have been no disagreements with Wallace Sanders & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Prior to engaging Bloom & Company, the Company consulted with Bloom and Company as to its qualifications, experiences and ability to audit the Company's financial statements. The Company and Bloom & Company did not have substantive discussions regarding the application of accounting principals to a specified transaction, either complete or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements and there are no reports nor written or oral advice provided by the new accountants' used in deciding to retain Bloom & Company. Further, as noted, there was no matter that was the subject of a disagreement as described in Item 304(a)(1)(iv) of Regulation S-K, promulgated by the Securities and Exchange Commission.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Subsection 145. Indemnification of officers, directors, employees and agents; insurance, of the Delaware Code states as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

Item 25. Other Expenses of Issuance and Distribution.

None. Not applicable.

Item 26. Recent Sales of Unregistered Securities.

The Company has not sold any securities within the past three years without registering the securities under the Securities Act.

Item 27. Exhibits.

3(i) Articles of Incorporation Incorporated by reference

(ii) Bylaws Incorporated by reference

(5) Opinion re: Legality Included

(15) Letter on unaudited interim financial information Included

(23) Consents of experts and counsel Included

Item 28. Undertakings.

The Registrant hereby undertakes the following:

(1) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southbury, State of Connecticut, on December 18, 2000.

HOUSEHOLD DIRECT.com, INC.

_____________________________

John D. Folger

President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

_____________________________ _____________________________

John D. Folger Ann D. Jameson

President, CEO, Director Vice President, Secretary/Treasurer, Director